Exhibit 5.1

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Tel. 215.963.5000 Fax: 215.963.5001 www.morganlewis.com

June 1, 2005

NutriSystem, Inc.

200 Welsh Road

Horsham, PA 19044

Ladies and Gentlemen:

We have acted as counsel for NutriSystem, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, as amended (File No. 333-124561) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering of up to 5,027,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and up to an additional 745,125 shares purchasable by the underwriters upon exercise of their over-allotment option. Of the shares being offered, 1,700,000 will be newly issued and sold by the Company (the “Company Shares”) and 3,327,500 will be currently outstanding shares of Common Stock and sold by the selling stockholders identified in the Registration Statement (the “Selling Stockholder Shares” and, together with the Company Shares, the “Common Shares”).

In connection with this letter, we have examined a copy of (1) the Registration Statement; (2) the Company’s Certificate of Incorporation, as amended to the date hereof; (3) the Company’s By-laws, as amended to the date hereof; (4) certain resolutions of the Company’s Board of Directors relating to the Registration Statement and (5) such other documents as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the genuiness of, and conformity with, the authentic original documents of all documents submitted to us as copies. As to matters of fact, we have relied on representations of officers of the Company.

Based upon the foregoing, we are of the opinion that (i) the Company Shares, upon issuance and sale by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP